                         AMENDMENT TO RIGHTS AGREEMENT

         AMENDMENT ( the "Amendment"), dated as of February 18, 1999 to the Rights Agreement, dated as of July 23, 1997 (the "Rights Agreement"), by and between Integrated Technology USA, Inc, a Delaware corporation (the "Company"), and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agent").

                                    Recitals

         I. The Company and the Rights Agent have heretofore executed and entered into the Right Agreement.

         II. Empire Resources, Inc., a Delaware corporation ("Empire-US"), and the Company contemplate entering into an Agreement and Plan of Merger (the "Merger Agreement") with the intention that, among other things, Empire will merge with and into the Company. The Board of Directors of the Company has approved the Merger Agreement.

         III. In connection with the Merger Agreement, it is contemplated that the outstanding common stock of Empire-US will be converted into the right to receive approximately 9,384,670 shares of Common Stock of the Company, on the terms and subject to the conditions set forth in the Merger Agreement.

         IV. Pursuant to Section 26 of the Rights Agreement, the Company and the Rights Agent may from time to time supplement and amend the Rights Agreement.

         V. The Board of Directors of the Company has determined that the amendment to the Rights Agreement as set forth herein is necessary and the Company and the Rights Agent desire to evidence such amendment in writing.

         VI. All acts and things necessary to make this Amendment a valid agreement, enforceable according to its terms, have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects duly authorized by the Company and the Rights Agent.

         Accordingly, the parties agree as follows:

         A. Amendment of Section 1. Section 1 of the Rights Agreement is supplemented to add the following definitions in the appropriate locations:

         "Empire Companies" shall have the meaning ascribed to such term in the Merger Agreement.

         "Merger" shall mean the merger of Empire-US with and into the Company contemplated under the Merger Agreement.

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         "Merger Agreement" shall mean the Agreement and Plan of Merger, by and among the Company, the Empire Companies and the Sellers, as it may be amended from time to time.

         "Seller" and "Sellers" shall have the respective meanings ascribed to such terms in the Merger Agreement."

         "Merger Transactions" shall mean the transactions contemplated under the Merger Agreement.

         B. Amendment of the Definition of "Acquiring Person." The definition of "Acquiring Person" in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

         "Notwithstanding anything to the contrary contained in this Agreement, neither the Empire Companies, nor the Sellers nor any of their respective Affiliates and Associates shall be deemed, individually or collectively, to be an Acquiring Person by virtue of (i) the execution of the Merger Agreement or
(ii) the consummation of the Merger Transactions."

         C. Amendment of the Definition of "Stock Acquisition Date." The definition of "Stock Acquisition Date" in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred solely as the result of
(i) the execution of the Merger Agreement or (ii) the consummation of the Merger Transactions."

         D. Amendment of the Definition of "Triggering Event." The definition "Triggering Event" in Section 1 of the Rights Agreement is amended by adding the following sentence at the end thereof:

         "Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred solely as the result of
(i) the execution of the Merger Agreement or (ii) the consummation of the Merger Transactions."

         E. Amendment of the Definition of "Distribution Date." The definition of "Distribution Date" in Section 3(a) of the Rights Agreement is amended by adding the following sentence at the end of thereof:

         "Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as the result of
(i) the execution of the Merger Agreement or (ii) the consummation of the Merger Transactions."

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         F. Amendment of Expiration Date of Rights. Section 7(a) of the Rights
Agreement is amended and restated to read in its entirety as follows:

         "Subject to Section 7(e) hereof, the registered holder of any Rights Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein, including, without limitation, the restrictions on exercisability set forth in Section 9(c), Section 11(a)(iii) and Section 23(a) hereof) in whole or in part at any time after the Distribution Date upon surrender of the Rights Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the principal office of the Rights Agent designated for such purpose, together with payment of the aggregate Purchase Price with respect to the total number of shares of Common Stock (or other securities, cash or other assets, as the case may be) as to which such surrendered Rights are then exercisable, at or prior to the earliest of (i) the close of business of July 23, 2007 (the "Final Expiration Date"), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof, or (iii) the consummation of the Merger (the earliest of (i), (ii), and (iii) being herein referred to as the "Expiration Date").

         G. Effectiveness. This Amendment shall be deemed effective as of the date first written above, as if executed on such date. Except as amended hereby, the Rights Agreement shall remain in full force and effect and shall be otherwise unaffected hereby.

         H. Miscellaneous. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such State. This Amendment may be executed in any number of counterparts, each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. If any provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, illegal or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Amendment shall remain in full force and effect and shall in no way be effected, impaired or invalidated.

         IN WITNESS THEREOF, the parties hereto have caused this Amendment to be duly executed and arrested, all as of the date and year first above written.

                                          INTEGRATED TECHNOLOGY USA, INC

                                             /s/ William Spier
                                          --------------------------------------
                                          Name:  William Spier
                                          Title:  Acting Chief Executive Officer


                                          AMERICAN STOCK TRANSFER &
                                            TRUST COMPANY

                                             /s/ Herbert J. Lemmer
                                          --------------------------------------
                                          Name:  Herbert J. Lemmer
                                          Title:  Vice President